Exhibit 3.7

State of Delaware Secretary of State Division of Corporations Delivered 02:02 PM 02/23/2016 FILED 02:02 PM 02/23/2016 SR 20161053862 – File Number 5971432

CERTIFICATE OF FORMATION

OF

CCOI HOLDCO III, LLC

This Certificate of Formation is being executed as of February 23, 2016 for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq.

The undersigned, being duly authorized to execute and file this Certificate, does hereby certify as follows:

1. Name. The name of the limited liability company is CCOI Holdco III, LLC (the “Company”).

2. Registered Office and Registered Agent. The Company’s registered office in the State of Delaware is located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The registered agent of the Company for service of process at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.

By:	/s/ Joan D. Donovan
Joan D. Donovan, an Authorized Person